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                                                                   EXHIBIT 10.76


                                                                          [LOGO]

                                                      LG&E ENERGY CORP.
                                                      220 WEST MAIN STREET
                                                      P.O. BOX 302030
                                                      LOUISVILLE, KENTUCKY 40282
                                                      502-627-2000


November 29, 2000


[NAME]
[TITLE]

Dear [NAME]:

On behalf of LG&E Energy Corp., I am pleased to offer you the position of Senior Vice President, Finance effective upon the closing of the merger between LG&E Energy Corp. and Powerglen, plc. (the "Effective Date"). In this capacity, you will report to me and will be responsible for the ____________ functions of the Company.

The terms and conditions of our offer are described below.

I.       COMPENSATION

         A. Effective January 1, 2001 a base salary of $_____ per year. We review base salaries annually and would review your base salary in December 2001; however, your salary will not be reduced.

         B. Effective January 1, 2001 an annual Short-Term Incentive award targeted at $______, ___% of your annual base salary. The Short-Term Incentive Plan payout is based on LG&E Energy financial performance and personal performance measures and can range from 0-150% of the targeted amount.

II.      LONG-TERM INCENTIVES

         You will be eligible to participate in a new Powergen Long-Term Incentive Plan. Like the current long-term plan the annual grants will be comprised of stock options and performance units. Your annualized Long-Term Incentive Grants have an expected present value of 60% of your base salary.

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III.     RETENTION BONUS

         An initial bonus of $_______ will be paid to you in a lump sum (less applicable withholdings) on February 1, 2001. A second retention bonus of $______ will be paid to you on January 2, 2002. A final retention bonus of $_______ will be paid to you on January 2, 2003. The second and third retention bonuses will be credited to your account in the LG&E Energy Corp. Nonqualified Savings Plan on the Effective Date, with accumulations under the normal provisions of the plan. In the event of your death prior to the payment date, all unpaid retention amounts with their corresponding accumulations shall be immediately paid to your designated beneficiary or estate. Otherwise, any unearned retention bonuses and corresponding accumulations will be forfeited if the Company does not employ you at the time the payments become due.

IV.      LG&E ENERGY SUPPLEMENTAL RETIREMENT BENEFIT

         You will continue to participate in the LG&E Energy Supplemental Executive Retirement Plan.

V.       RETIREMENT BENEFITS

         You will continue to participate in the LG&E Energy Corp. Retirement Plan and continue to be eligible for post-retirement medical coverage as provided to retirees at the time of your retirement.

VI.      OFFICER BENEFITS

         A. A Company full-sized car and related services with tax gross-up (value up to $35,000.00) through the Company's Executive Motor Vehicle Program. This Program will provide you a leased, four door domestic, non-luxury sedan or sport-utility vehicle as well as full maintenance, insurance, and a cellular phone.

         B. Initiation fees and dues at a luncheon club of your choice subject to club provisions of nondiscrimination.

         C. Income tax preparation services provided through a qualified outside provider.

         D.   Personal financial planning services of up $4,000, annually.

         E. $400,000 of supplemental life insurance (upon meeting insurability requirements) in addition to the standard life insurance coverage provided by the Company.

         F.   Annual executive physical examination.

         G.   Company paid parking.

         H.   Five weeks of vacation per year.

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         I.   Further participation in the LG&E Energy Non-Qualified Savings
              Plan. (401(k) excess contributions and Company match.)

         J. Enrollment in the full range of LG&E Energy general employee benefits.

VII.     CHANGE IN CONTROL AGREEMENT

         Powergen will provide you a new Change in Control Agreement which provides for severance benefits of up to 2.99 times annual base pay and Short-Term Targeted Incentive plus gross-up for excise taxes as well as accelerated vesting of all Long-Term Incentive Awards in the event of constructive or a Company initiated termination (except for Cause, as defined therein) within two years of a post-merger change in control. In the event of a change in control within the first 24 months following the Effective Date, the severance benefits shall be limited to one times the Compensation amounts defined in Sections 1(A) and 1(B). A revised agreement is attached.

VIII.    TERMINATION AND SEVERANCE

         To avoid any misunderstanding, we believe it is important to specify that employment with the Company is on an "at will" basis and may be terminated by either party at any time, with or without cause. The Company, however, will provide you a cash severance benefit should it terminate you without Cause, as defined in the Change of Control agreement described in Section VIII, within two years of the Effective Date. For purposes of this Section VIII, a reduction in the compensation in Section I, a reduction in the compensation in
         Section II, or if you do not accept a relocation of your employment in excess of fifty (50) miles shall each be deemed to be a termination without Cause. The severance benefit payable hereunder shall be an amount equal to 2.99 times the Compensation amounts defined in Sections I(A) and I(B), plus an additional 20% of the amount defined in Section I(A). The benefits, if any, under this
         Section VIII shall be offset by benefits paid under Section III.

As noted above, this offer is effective only upon the Effective Date. Finally, this offer of employment is conditioned upon the execution of the attached Release. The Release acknowledges the termination of your existing Change in Control agreement at the Effective Date in exchange for the compensation and benefits offered herein.

[NAME], I am pleased to present you this offer to continue to be part of the LG&E Energy executive team. Your impressive record of personal achievement makes you ideally suited for the role of [TITLE].

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Please indicate your acceptance of our offer by signing and returning it to
me. This offer is extended until noon on November 30, 2000.


Yours very truly,



Attachment




Accepted By:



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